Exhibit 3.22

ARTICLE FIRST: The corporate name of the company is THALASSA ENERGY S.A. The legal domicile of the company is in the City of Buenos Aires and the Board of Directors may establish agencies, branches or representations anywhere either in Argentina or abroad.

ARTICLE SECOND: The life of the company will be NINETY NINE YEARS as from the date the company is registered with the Superintendence of Corporations.

ARTICLE THIRD: The purpose of the company is to carry out, on its own account or on account of or associated with third parties, either in Argentina or abroad, the following activities: a) National and international fleet services for the transportation of goods and/or persons, as well as any related or complementary services; b) Purchase, sale, exploitation, import, export, representation and manufacturing of products, equipment, machinery, materials and/or elements within the naval industry and the transportation thereof; c) Purchase, sale, construction, repair, maintenance, transformation, modification and preservation of vessels; AND d) Maritime agency, ports services, lease and fleet of vessels, whether owned by the company or by third parties. For such purposes, the company has full legal capacity to acquire rights, assume obligations and perform any acts that are not forbidden by the law or these by-laws.

ARTICLE FOURTH: The capital stock of the company is fixed in ONE MILLION SEVEN HUNDRED AND FORTY FIVE THOUSAND PESOS ($ 1,745,000) represented by 1,745,000 ordinary, registered and non-endorsable shares with face value of One Peso each and with right to one vote per share, out of which 1,090,625 (One million ninety thousand six hundred and twenty five) are Class A shares and 654,375 (Six hundred fifty four thousand three hundred and seventy five) are Class B shares. The shares may be book-entry shares. The capital stock may be increased up to five times its original value through a resolution adopted by an Ordinary General Shareholders’ Meeting pursuant to section 188, of the law 19,550. The Shareholders’ Meeting will establish the characteristics of the shares to be issued and may delegate to the Board of Directors the authority to establish the moment of the issues and the terms and conditions, as well as payment conditions for the subscriptions.

ARTICLE FIFTH: Any and all new stock and provisional certificates issued will include the texts referred to in sections 211 and 212 of the law 19,550. Also, the certificates shall have the legend “The purchase, sale, transfer, pledge, lien or any other disposition of the shares represented hereby, is subject to the terms of the by-laws of THALASSA ENERGY S.A. No sale, assignment, transfer, pledge, lien or any other disposition of the shares will be valid until all terms and conditions of said by-laws have been fully complied with”.

ARTICLE SIXTH: The shares are divided into the following classes: Class A and Class B. All issue of ordinary shares will be made observing the proportion of Class A and Class B shares existing at the time of the issue. The Shareholders Meeting may decide on the issue of ordinary shares modifying the proportion mentioned above. Such resolution must be previously approved by special meetings of the holders of the ordinary shares of both classes pursuant to the terms of section 250 of the law 19,550.

ARTICLE SEVENTH: For the subscription of new shares the procedure set forth in section 194 of the law 19,550 must be followed: a) The holders of shares have the right of first refusal over the new shares issued within the class of shares they hold and proportionally thereto. Such right must be exercised within the term established in section 194 of the law 19,550, with respect to shares not subscribed by the shareholders of the same class. The remaining class shares of either class that were not subscribed as explained above, may be subscribed by the shareholders of the other classes proportionally to their respective holdings. Finally, in case after the exercise of the rights expressed above, there exist any remaining shares, they may offered to third parties. If such remaining shares are not wholly or partially subscribed by third parties, such remaining shares will be cancelled. b) Any transfer made by a shareholder of his right of first refusal for the subscription of new shares issued based on a capital stock increase in favor of a third party that is not a company related to the transferor shareholder (the “Transferor Shareholder”) shall be subject to the previous offer of such right of first refusal to the non-transferor shareholders. Within five days as from the date of the general shareholders meeting that resolves the capital stock increase, the Transferor Shareholder must serve a Transfer Notice to the other shareholders in accordance with the terms of paragraph b), article NINTH hereof including all the information established therein. c) The shareholders may exercise the right to acquire such right of first refusal within seven days after reception of the Transfer Notice mentioned in b) above (the “Exercise Period”). The right to acquire such right of first refusal may be exercised by the whole and not less than the whole rights offered, unless there exists any legal restriction imposed on any non-transferor shareholder that prevents him from acquiring the whole rights offered. In such a case, said non-transferor shareholder may acquire the rights authorized by the legal regulations to which he is subject. d) The Transferor Shareholder must notify each of the other shareholders in writing the identity of each shareholder who has exercised the right to acquire the right of first refusal (the “Acquiring Shareholder”) no later than two business days after the Exercise Period has elapsed. If there are more than one Acquiring Shareholders, each of them may revoke the exercise of his option no later than two business days after reception of the notice with the identity of the Acquiring Shareholders. If upon expiration of said term, there are more than one Acquiring Shareholders, said Acquiring Shareholder must acquire the rights of first refusal proportionally to his holdings or as the Acquiring Shareholders may agree. e) The Acquiring Shareholders shall pay the purchase price of the rights of first refusal on the date agreed upon by mutual consent with the Transferor Shareholder. Such date cannot exceed the seventh business day after the expiration of the Exercise Period. If an Acquiring Shareholder does not acquire the rights of first refusal of the Transferor Shareholder which he is obliged to acquire pursuant to the terms of this article SEVENTH, he may choose between the following two options: (i) withhold the rights of first refusal that are not acquired; or (ii) offer such rights of first refusal that are not acquired to the rest of the Acquiring Shareholders, if any, under the same terms as established in the original Notice of Transfer and, if no other Acquiring Shareholder accepts such offer within the term of two business days after reception of such offer, he may transfer the rights of first refusal that are not acquired to a third party. f) If no shareholder exercised the right to acquire the whole rights of first refusal within the Exercise Period, or if all the Acquiring Shareholders revoked the exercise of their option pursuant to the terms of paragraph d) hereof, said rights may be transferred to third parties who will be entitled to acquire them under terms not less favorable than those indicated in the Notice of Transfer until the expiration of the term for the exercise of the right of first refusal that may have been established by the general shareholders meeting.

ARTICLE EIGHTH: The direction and administration of the company shall be carried out by a Board of Directors formed by three directors in office and three alternate directors. The Class A shares, through the majority vote of said class of shares attending the special shareholders’ meeting will be entitled to appoint 2 directors in office and 2 alternate directors. The Class B shares, through the majority vote of said class of shares attending the special shareholders meeting will be entitled to appoint 1 director in office and 1 alternate director. The special Shareholders’ Meetings of each class held for the appointment of the directors, shall be ruled by the same regulations that rule the ordinary Shareholders’ Meetings and, the quorum and majorities will be ruled by the terms of section 243, of the law 19,550. While the company does not appoint a statutory audit committee, the Shareholders Meeting must appoint one or more alternate directors. In case of absence, impediment, legal restrictions, or resignation of any director in office, the alternate director appointed for the same class of shares will take office until the return of the director in office or until the following ordinary Shareholders Meeting, as applicable. The directors may only be removed by resolution of the shareholders of the same class who appoint them, except for the cases established in sections 264 and 273 of the law 19,550. The directors will remain in office for three years and they may be reelected. The directors in office and the alternate directors, whose position has ended, shall remain in office until the new directors are appointed. The Shareholders Meeting will establish the fees corresponding to the directors in accordance with the terms of section 261 of the law 19,550.

ARTICLE NINTH: The directors must meet at least every three months and the meetings shall be notified to the President at least eight days in advance. The notices shall be served by mail at the domicile fixed by each director and/or via fax at the number duly informed by each director.

ARTICLE TENTH: At their first meeting, the directors will appoint a President and a Vice-president from among the directors in office. The directors in office will grant a guarantee for an amount of at least Ten thousand pesos each one, consisting in bonds, government securities, or cash in local or foreign currency, deposited with finance entities or kept in custody in securities depository, to the order of the company and assuring their stay for the legal term. Such guarantee may also be banking guarantees or surety bonds or civil liability policies, in accordance with the terms set forth by General Resolution 20/04 issued by the Superintendence of Corporations and its regulations.

ARTICLE ELEVENTH: The Board of Directors will act with the presence of its straight majority and will take decisions through the straight majority of its votes. However, the following resolutions will require the favorable vote of the director appointed by Class B shares: (i) the acquirement or subscription by the company of participations in the capital stock of other companies; (ii) any sale, lease, purchase or lien created on the following rights and assets of the company: shares of other companies, real property, personal property, whether registered or not, civil projects, machinery that is essential for the production activity of the company, trademarks, industrial property and patents, and other similar fixed assets; (iii) the indebtedness or other obligations of the company for an amount exceeding US$ 100,000 (United States dollars one hundred thousand) and for a term shorter than 365 days; (iv) the indebtedness or other obligations of the company for a period equal to or higher than 365 days; (v) the granting of loans for any amount or advance payments for an amount higher than US$ 50,000 (United States dollars fifty thousand); (vi) the granting by the company of guarantees of any nature, either financial or security interest; (vii) the reduction of the coverage of the insurance of the company or any modification of the scope thereof or of the insurance company; (viii) any transaction between the company and any shareholder or between the company and other company related to a shareholder; (ix) the appointment of managers and the setting of their remunerations; (x) the adoption of the business plan of the company; (xi) the adoption of the annual budget of the company; (xii) any expenses that exceed more than 10% (ten per cent) for each item of the annual budget approved; (xiii) the appointment and removal of the auditors of the company and the main law firm representing the company; (xiv) the incorporation of agencies, branches or any representatives of the company either in Argentina or abroad; (xv) the granting of general and/or special powers of attorney of any nature; (xvi) the request of authorization to be subject to public offer and to quote shares or securities in recognized Stock Exchanges; (xvii) the opening and closure of bank accounts; (xviii) the creation or modification of any participation in the results, option plans, bonds or any other incentive programs of any nature for directors, managers and/or employees; and (xix) the approval of the budgets and operative costs of those who work as shipowners under any charter agreement of vessels to which the company is a party.

ARTICLE TWELFTH: The Board of Directors has full capacity to administer and dispose of the assets, even those for which the law requires special power pursuant to section 1881 of the Civil Code and section nine of the Decree Law 5965/63. Therefore, the Board may affect the equity of the company through guarantees, surety bonds, pledge on stock, provided that the purpose thereof is related to the business activity and they are granted to public and/or private or foreign banks or any other credit entity. The Board will also be entitled to grant guarantees on concession agreements, representations, leasing, leases or rentals, to operate with all kind of banks, financial entities or credit companies, public or private; to grant and revoke general and special powers of attorney for judicial, administrative or other kind of acts, with or without the possibility to be substituted; to initiate, continue, answer or dismiss complaints, accusations and to carry out any other act that cause the assumption of obligations or the acquisition of rights in the name of the company. The legal representative of the Company is vested in the President of the Board of Directors.

ARTICLE THIRTEENTH: The Company does not appoint a Statutory Audit Committee in accordance with the terms of section 284 of the law 19,550 (as amended and restated in Decree 841/84). If, due to a capital stock increase, the company is under the scope of subsection 2, section 299 of law 19,550, the auditing actions shall be carried out by an Audit Committee formed by three auditors in office and three alternate auditors, who will remain in office for the term of three years. The Class A shares will appoint two auditors in office and two alternate auditors. The Class B shares will appoint one auditor in office and one alternate auditor. In case of absence, impediment, legal restrictions, or resignation of any auditor in office, the alternate auditor appointed for the same class of shares will take office until the return of the director in office or until the following ordinary Shareholders

Meeting, as applicable. The Audit Committee will be called by reasonable means and will meet with the presence of its straight majority. The resolutions adopted thereby must be approved by the favorable vote of the straight majority of the attending auditors, notwithstanding the rights that the auditors may individually have. The President of the Audit Committee will appointed out of the auditors in office and, any of the members of the Audit Committee may represent such authority at any meeting of the Board of Directors or of the Shareholders.

ARTICLE FOURTEENTH: The Shareholders’ Meetings may be simultaneously called in first and second call in the way prescribed by section 237 of the Law 19,550 (as amended and restated in Decree 841/84), regardless of the provisions set forth for Unanimous Meetings, in which case the Meeting shall be held on second call on the same day one hour after the arranged time in first call. The quorum and majorities will be ruled by the terms of sections 243 and 244 of the law 19,550 (as amended and restated in Decree 841/84) according to the kind of meetings, calls and issues involved. Special Meetings of Class A and Class B shares will be ruled by the terms of law 19,550 as applicable to the ordinary Shareholders Meetings, as well as they may both be called for the same date. They must take place together with the respective ordinary Shareholders Meeting if the members of the Board are to be appointed.

ARTICLE FIFTEENTH: The following matters will require the favorable vote of 99% of the outstanding shares with right to vote: (i) any amendment of the by-laws of the company; (ii) any capital stock increase, unless such increase is necessary to cover losses; (iii) any decrease or increase of the face value of the shares; (iv) any repurchase or acquisition of shares for their subsequent cancellation or acquisition of shares by the company, subject to the restrictions imposed by law 19,550 (as amended and restated in Decree 841/84); (v) any change in the nature of the company, any merger, demerger, spin-off or corporate restructuring; (vi) the termination or liquidation of the company; (vii) the participation in entrepreneurships or investments of any kind outside the boundaries of the Argentine Republic, including the maintenance and operation of commercial facilities; (viii) the filing for bankruptcy or reorganization proceedings; (ix) the issuance of securities, including without limitation, debentures, rights for subscription, shares or convertible bonds, options to purchase or subscribe shares or negotiable instruments; (x) modification of the proportion of Class A and Class B shares; and (xi) the sale, total or partial, of the goodwill of the company.

ARTICLE SIXTEENTH: The shareholders may be represented at the Shareholders Meetings by a private instrument granted with their signature certified by a notary public, a bank or a judicial authority.

ARTICLE SEVENTEENTH: The fiscal year shall end on December 31 of each year. On said date, the financial statements shall be written out according to the applicable rules and technical dispositions in force. The profits will be divided as follows: 1) Five per cent up to twenty per cent of the capital stock, to the legal reserve fund, after adjustments and aggregate losses from previous years, if any, have been made and cancelled; 2) the remuneration of the Board of Directors and statutory audit committee, if applicable; 3) if applicable, the payment of annual dividends corresponding to preferred shares, giving priority to unpaid aggregates; 4) the balance, either in whole or in part, to dividends corresponding to ordinary shares or to optional reserve or provisional funds, in a new account or as decided by the Shareholders’ Meeting. The dividends must be paid in accordance with the respective contributions, within one year after the date they were declared.

ARTICLE EIGHTEENTH: The company liquidation will be carried out by the Board of Directors in office at that moment or by a committee of liquidators appointed by the Shareholders’ Meeting. In any case, if applicable, a trustee will supervise the liquidation. Once the liabilities have been fully paid and the capital stock has been reimbursed, the remaining balance shall be divided among the shareholders in proportion to the capital contributed and in accordance with the priorities indicated in article SEVENTEENTH above.

ARTICLE NINETEENTH: a) The transfer of shares of the company will be made in accordance with the provisions of this article. [The following provisions will not apply to transfers made by shareholders to their related companies (as such term is defined hereinbelow).] Any transfer of shares to third parties (who are not companies related to the shareholders) must be first offered to the shareholders of the company. The seller shareholder (the “Seller Shareholder”) must notify the other shareholders (the “Notified Shareholders”) and the board of directors in accordance with the procedure described in this article offering the Notified Shareholders the opportunity to acquire the corresponding shares. In this context “transfer” means any sale, barter, donation and/or any disposition of any kind, whether voluntary or not, that implies a change of ownership regarding any share. b) The notice mentioned in paragraph a) above must be reasonably served in writing and must include: 1) the name of the individual or legal person who is willing to acquire the shares of the Seller Shareholders (the “Offeror”); and 2) all the relevant terms and conditions of the proposed transfer, including without limitation, the quantity of shares offered, their class, price and other financial conditions thereof (the “Notice of Transfer”). c) The Notified Shareholders will have a thirty-day period (“Offer Period”) from the reception of the Notice of Transfer to serve upon the Seller Shareholder, the Board of Directors and the other Notified Shareholders a written notice whereby they inform if they will exercise or not the right of first refusal in connection with the acquisition of the shares of the Seller Shareholder (the “Purchase Notice”) under the terms and conditions established in the Notice of Transfer (the shareholder who serves a Purchase Notice shall be referred to as “Purchaser Shareholder”). The right of first refusal may be exercised on the total and no less than the total shares of the Seller Shareholder, unless a legal provision restricts the shareholder to purchase a certain quantity of shares. In such a case, he may purchase up to the maximum amount permitted by the regulations that govern his activity. d) The Seller Shareholder must notify in writing each of the remaining shareholders the identity of the Purchaser Shareholder no later than two business days after the expiration of the Offer Period. If more than one Purchaser Shareholder serves a Purchase Notice as described in c) above, each of such Purchaser Shareholders may withdraw his Purchase Notice no later than two business days after the reception of the notice with the identity of the Purchaser Shareholders. If after such two-day period there exist more than one Purchaser Shareholder, the shares of the Seller Shareholders will be acquired by all the Purchaser Shareholders proportionally to their respective holdings or as agreed by the

Purchaser Shareholders (considering, if applicable, the legal restrictions imposed on any Purchaser Shareholders in connection with the acquisition of certain quantity of shares). In this sense, the ownership of the shares corresponding to each Purchase Shareholder shall be exclusively evidenced on the Registry of Shares in accordance with the provisions of the law 19,550. e) The shares of the Seller Shareholder must be acquired by the Purchaser Shareholders on the date as agreed by the parties, which may not be later than the fifth business day after the expiation of the Offer Period. In case a Purchaser Shareholder does not acquire the shares of the Seller Shareholder that he must acquire in accordance with this article NINETEENTH, the Seller Shareholder, apart from any other rights and actions that he may be entitled to, will be able to choose between the following two alternatives: (i) withhold the shares not acquired; or (ii) offer such not acquired shares to the other Purchaser Shareholders, if any, under the same terms as established in the original Notice of Transfer and, if no other Purchaser Shareholder accepts such offer within the term of two business days after its reception or, if there is no other Purchaser Shareholder, the Seller Shareholder may transfer the not acquired shares to the Offeror or to any third party within the term of one hundred and eighty days after the date on which the shares were not acquired by the Purchaser Shareholder. f) If the Offer Period expires and the Seller Purchaser does not receive any Purchase Notice or, if all Purchase Notices were withdrawn as established in paragraph d) above, the Seller Shareholder may transfer all the shares included in the Notice of Transfer to the Offeror or to any third party within the term of one hundred and eighty days, provided that the transfer of the shares of the Seller Shareholder to the Offeror be made under terms and conditions no less favorable than those contemplated in the Notice of Transfer. In case the 180-day period elapses and no transfer occurred and, if the Seller Shareholder still wishes to transfer his shares, he must initiate again the procedure described in paragraphs b) to e) of this article. “Related Companies” means: (i) any company of which the majority shares with right to vote is directly or indirectly owned by a shareholder of the company and/or that may govern the corporate will or the adoption of resolutions thereof; (ii) any company that controls, directly or indirectly, the majority of the shares with right to vote of a shareholder of the company and/or that may govern the corporate will or the adoption of resolutions thereof; or (iii) any company of which the majority shares with right to vote is owned or controlled by, directly or indirectly, any company that owns or controls, directly or indirectly, the majority of the shares with right to vote of the company and/or that may govern the corporate will or the adoption of resolutions thereof.

Minutes of the Extraordinary General Meeting No. 10: The Extraordinary General Meeting of THALASSA ENERGY S.A. (the “Company”) was held on July 25, 2011, at 16:00 hours, at the offices located at Avenida Santa Fe 846, 2nd Floor, city of Buenos Aires, pursuant to Section 237, third part, of Law No. 19550 (Unanimous Meeting). Two shareholders attended the meeting by proxy, such shareholders holding 1,745,000 common, nominative and non-endorsable shares of a nominal value of $1 each, out of which 1,090,625 were Class A shares, and 654,325 are Class B shares, according to the pertinent page of the Stock ledger and meeting attendance book No. 1, which stated that shareholders representing 100% of the capital sock and votes attended the meeting.

At 12:00 hours the Meeting was declared open to discuss the following Agenda:

1) Extension of corporate purpose and modification of article three of the bylaws.

2) Appointment of two shareholders to sign the minutes.

Then, the Chairman presented the first item of the Agenda: “Extension of corporate purpose and modification of article three of the bylaws”. With respect thereto, after a brief discussion, it was resolved by unanimous vote: (i) that article three of the bylaws be modified, in order to extend the corporate purpose, including the granting of guarantees in favor of third parties; (ii) that said article, which is transcribed at the end of this minute, be approved; (iii) that this minute be recorded on a notarially recorded instrument or, as the case may be, that the pertinent private instruments be granted; and (iv) that Jorge Luis Pérez Alati, Betina Di Croce, Pedro Eugenio Aramburu, Adela Alicia Codagnone, Luciana Verónica Zuccatosta, Pablo Gabriel Noseda, Mariana P. Recio, Tomás Dellepiane, Gisela Jacquelin, Vanina Veiga and María Verónica Tuccio and/or Nicolás José Caffo, Victoria Gaviña and Teodoro Rodríguez Cáceres be authorized so that, for and on behalf of Thalassa Energy S.A., they may perform any necessary acts to obtain from the Registry of Companies and other pertinent entities the acceptance and recording of the modification of article three of the bylaws, as approved hereby, being empowered to accept any modifications required by said entities and to propose, if applicable, any alternative text, being entitled to execute papers, notarially recorded instruments which supplement, rectify or clarify public and/or private instruments that have been granted, and to appeal any decisions with respect thereto. Then, the second item of the Agenda was considered: “Appointment of two shareholders to sign the minutes”. In relation thereto, it was resolved, by unanimous vote, that the attendees sign the Meeting minutes.

There being no further business to come before the meeting, it was adjourned at 5.00 p.m. Text of article three of the bylaws: “Article Three: The purpose of the Company shall be to perform, either in its own name and/or on behalf of third parties, and/or being related to third parties, whether within or without the country, the following activities: a) to provide national and international freight services for the transportation of cargo and/or passengers, related and supplemental transportation services; b) the purchase and sale, exploitation, import, export, representation and manufacturing of naval industry products, equipment, machinery, material and/or elements as well as the different types of transportation thereof; c) the purchase and sale, construction, repair, maintenance and modification of vessels; d) maritime agency, port services, lease and chartering of vessels owned by it and/or by third parties; e) capital investment in companies incorporated and/or to be incorporated; participation in other stock corporations; to grant any credit facility, loan, surety, guarantee, mortgage, pledge, cash advance, unsecured or secured by a surety or security interest, and/or any other type of guarantee in favor of controlled, controlling or related companies, or companies subject to the common control of the Company or of its shareholders and/or in favor of third parties, whether on the ground of obligations undertaken by it or by third parties. The transactions covered by the law on financial institutions and any other requiring capital contributions from the public are excluded. To that effect, the company shall be entitled to acquire rights, undertake obligations and carry out any acts not prohibited by law or by these bylaws”.

[Signature]